Pricing Supplement Number: 1	For SEC Filing Purposes:
Dated: July 14, 2016	Filing Under Rule 424(b)(2)
To Prospectus dated February 26, 2015 and	Registration Number 333-200852
Prospectus Supplement dated March 30, 2016

CANADA NOTES

Due Nine Months or more from Date of Issue

Floating Rate Note

Principal Amount:	U.S. $150,000,000.00

Maturity Date:	July 21, 2019

Settlement Date:	July 21, 2016 (T+5)

Date from which Interest Accrues (Issue Date):	July 21, 2016

Trade Date:	July 14, 2016

Interest Payment Dates:	Quarterly, on the 21st of October, January, April and July commencing on the 21st of October 2016 up to and including 21st July 2019

Regular Record Dates:	15 calendar days prior to each Interest Payment Date

Issue Price:	100.00%

Net Proceeds to Canada:	U.S. $150,000,000.00

Interest Rate Basis:	Three-month LIBOR plus 2 bps

Interest Determination Date(s):	The second London market day preceding each Interest Reset Date

Interest Reset Date(s):	If any Interest Reset Date would otherwise be a day that is not a market day, such Interest Reset Date shall be the next succeeding market day, except that if the next succeeding market day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding market day.

Distributor’s Commission or Discount:	0%

Depositaries:	DTC

CUSIP Number:	135087F74

ISIN:	US135087F746

Listing:	None

Luxembourg Listing and Paying Agent:	n/a

Calculation Agent:	Citibank, NA

Exchange Rate Agent:	Citibank, NA

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes as more fully described in the Prospectus Supplement.

Specified Currency:	U.S. Dollars

Minimum Denomination:	U.S$5,000 and integral multiples of U.S.$5,000

Type of Note(s):

DTC Global Note	Yes

International Global Note	n/a

Syndicated Transactions:	No

Other Provisions:	n/a

Addendum Attached:	n/a

Distributor:	BMO Capital Markets Corp.

Intended to be held in a manner which would allow Eurosystem Eligibility:	No